Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

Rayonier Elects Thomas I. Morgan to Board of Directors

JACKSONVILLE, Fla., Jan. 3, 2012 - Rayonier (NYSE:RYN) announced today that Thomas I. Morgan, chairman and chief executive officer of Baker & Taylor, Inc. has been elected to its board of directors. Baker & Taylor is a leading distributor of books, videos, and music products to libraries, institutions and retailers. Morgan previously served on the Rayonier board from 2004 to 2008.

“Tom is a proven leader with broad experience across many diverse businesses,” said Lee M. Thomas, chairman of the board of Rayonier. “He knows Rayonier and our mission well, and we are delighted to have Tom rejoin our board.”

Morgan was elected chairman and CEO of Baker & Taylor in July 2008. He previously served as CEO of Hughes Supply, Inc. as well as CEO at Enfo Trust. He also worked in roles of increasing responsibility at S.P. Richards and Genuine Parts Company.

In addition to the Baker & Taylor board, Morgan serves on the board at Tech Data Corp. Previously he was a director of Hughes Supply, Inc., ITT Educational Services, Inc. and Waste Management, Inc.

About Rayonier
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
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